EXHIBIT 99.7

PLACEMENT AGENT AGREEMENT

          This Placement Agent Agreement ("Agreement") is made and entered into as of the 3rd day of July, 2003 by and between DynCorp, a Delaware corporation ("Seller"), and Network 1 Financial Securities, Inc. as placement agent ("Network 1" or "Placement Agent")

WHEREAS, Seller owns 10,336,663 shares (the "Shares") of Class A Common Stock, par value $.0001 per share (the "Class A Stock"), of DynTek, Inc., a Delaware corporation ("DynTek");

WHEREAS, Seller holds a warrant to acquire 7,500,000 shares of Class A Stock at an exercise price of $4.00 per share at any time on or prior to August 15, 2005 ( the "Warrant");

WHEREAS, Seller holds a $5,000,000 15% unsecured and subordinated promissory note due January 2, 2007 of DynTek (the Note"); and

          WHEREAS, upon the terms and conditions set forth herein, Seller desires to sell to Buyer, and Placement Agent agrees to act as its agent to sell the Shares, the Warrant and the Note (collectively, the "Securities");

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Purchase

          1.1     Transaction. Upon the terms and conditions of this Agreement, at the Closing (as hereinafter defined) Seller shall sell, transfer, assign, convey and deliver the Securities to buyers identified by the Placement Agent (collectively, the "Buyer") , and Buyer shall purchase, acquire and accept the Securities from Seller.

1.2 Purchase Price and Allocation. The purchase price for Securities shall be $3,867,832 (the "Purchase Price"). The Purchase Price shall be allocated to the Securities as follows:

Shares	$2,039,428
Warrant	250,000
Note	1,578,404

Purchase Price	$3,867,832

ARTICLE II

Representations and Warranties

2.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer as follows:

          (a)     Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Buyer, constitutes a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (b)     Shares and Warrant. Seller owns the Shares and Warrant beneficially and of record, free and clear of any encumbrance, pledge, commitment, lien or other claim, and upon delivery of and payment for the Shares and Warrant as provided herein, Buyer will acquire good and valid title to the Shares and Warrant, free and clear of any encumbrance, pledge, commitment, lien or other claim. The Warrant has not been amended or otherwise modified.

          (c)     Note. Seller holds the Note, free and clear of any encumbrance, pledge, commitment, lien or other claim, and upon delivery of the Note and payment of the Purchase Price as provided herein, Buyer will acquire good and valid title to the Note, free and clear of any encumbrance, pledge, commitment, lien or other claim. The Note has not been amended or otherwise modified, and no payments of principal or interest have been made under the Note.

(d) Release and Indemnification Agreement. Seller has executed a release and indemnification of DynTek in the form of Exhibit A attached hereto.

(e) No Violation. Seller has not violated any applicable securities laws or regulations in the course of this transaction.

2.2 Placement Agent's Representations and Warranties. Placement Agent hereby represents and warrants to Seller as follows:

          (a)     Authority. Placement Agent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Placement Agent and the consummation by Placement Agent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Placemenet Agent. This Agreement has been duly and validly executed and delivered by Placement Agent and, assuming due and valid authorization, execution and delivery thereof by Seller, constitutes a valid, legal and binding agreement of Placement Agent, enforceable against Placement Agent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(b) Further Agreements of Network 1. Network 1 will comply with all applicable rules and regulations in connection with the sale of the Securities.

(c) Investment Intent. The Placement Agent agrees that the Buyer is purchasing the Securities for its own account and not with a view to or for sale in connection with any distribution thereof.

          (d)     Restricted Securities. The Placement Agent agrees that the Buyer understands and acknowledges that the Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities or "blue sky" laws of any state, and may not be sold, transferred or otherwise disposed of by such Buyer unless registered under the Securities Act and all applicable state securities and "blue sky" laws, or unless such proposed sale, transfer or disposition is exempt from registration thereunder.

          (e)     Investment Experience. The Placement Agent agrees that the Buyer understands that the purchase of the Securities involves substantial risk. The Placement Agent agrees that the Buyer acknowledges that DynTek is currently and has been in material default under the Note. The Placement Agent agrees that the Buyer acknowledges that it can bear the economic risk of an investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Securities and of protecting its own interests in connection with such investment. The Placement Agent agrees that Buyer is an "accredited investor" (as such term is defined in Rule 501 promulgated under the Securities Act).

          (f)     Representations and Warranties by Seller. The Placement Agent hereby acknowledges, and agrees that the Buyer acknowledges that, except for the representations and warranties of Seller contained in this Agreement, neither Seller nor any of Seller's affiliates, nor any other person or entity acting on behalf of any of the foregoing, has made any express, implied or other representation or warranty to Seller or any of Seller's affiliates, or any other person or entity acting on behalf of any of the foregoing, with respect to DynTek or any of the Securities, including, without limitation, with respect to, (i) the collectability of principal, interest, or any other amounts due under the Note, (ii) the value of DynTek or of any of its securities, (c) the ability of Buyer to sell or otherwise realize any future cash flow as a result of its ownership of the Securities, or (d) the ability or willingness of DynTek to comply with its obligations under the Note or the Warrant, or the Registration Rights Agreement covering such securities.

ARTICLE III

Closing

          3.1     Closing. The consummation of the Placement of the Securities contemplated hereby (the "Closing") shall take place at 11:00 a.m. on July 3, 2003 (the "Closing Date") at the offices of Seller at 11710 Plaza America Drive, Reston, or on such other day and at such other time and place as shall be agreed upon by the parties hereto.

3.2 Deliveries by Seller to Placement Agent. At the Closing, Seller shall deliver to Placement Agent the following:

(a) Shares. A stock certificate representing the Shares, together with a duly executed stock powers with respect thereto.

(b) Warrant. The originally executed Warrant, together with duly executed assignment with respect thereto.

(c) Note. The originally executed Note, duly endorsed to Buyer.

3.3 Deliveries by Placement Agent to Seller. At the Closing, Placement Agent shall deliver to Seller the following:

(a) Payment of Purchase Price. A wire transfer of the Purchase Price to the account specified by Seller.

ARTICLE IV

COVENANTS

4.1 Assignment of Note. Within two business days following the Closing, Seller shall notify DynTek, in writing, of its assignment of the Note to Buyer.

4.2 Taxes. Buyer shall be responsible for any transfer, stamp or other taxes which may result from the transfer of the Securities from Seller to Buyer.

          4.3     Publicity. Neither party shall make any public announcement or disclosure of this Agreement or the transactions contemplated herein; provided that each party shall have the right to make such public announcement or disclosure as may be required by applicable law, including securities laws.

ARTICLE V

Miscellaneous

          5.1     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to Placement Agent:	Network 1 Financial Securities, Inc. 2 Bridge Avenue Redbank, NJ 07701 Attn: Mr. Damon Testaverde

with copy to: Gersten, Savage, Kaplowitz, Wolf & Marcus 101 East 52nd Street New York, NY 10022 Attn: Jay M. Kaplowitz, Esq. Fax: 212-980-5192

If to Seller:	DynCorp 11710 Plaza America Drive Reston, Virginia 20190 Attention: Paul T. Graham Fax: 703-261-5091

          5.2     Entire Agreement. This Agreement, together with the Exhibits hereto and all documents specifically incorporated herein by reference, contains the entire agreement between Buyer and Seller with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments, and understandings.

          5.3     Counterparts; Execution by Facsimile. This Agreement may be executed in two or more counterparts, manually or by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

          5.4     Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the Commonwealth of Virginia without regard to principles of conflicts of law. For the purposes of any suit, action or other proceeding arising out of or in connection with this Agreement. Each party irrevocably and unconditionally waives the right to trial by jury and any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

          5.5     Assignment. No party hereto may assign or delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto, and any agreement, act, or deed purporting to effect any such assignment, delegation, or transfer without such prior written consent shall be void; provided however that such prohibition shall not exclude assignment by operation of law, such as by merger of a party into another entity.

          5.6     Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement are intended solely for the benefit of the parties hereto, and no other party is entitled to any rights, benefits, or privileges created hereunder.

          5.7     Amendments and Waivers. This Agreement may not be modified or amended except by a writing or writings signed by the party against whom any modification or amendment is asserted or sought to be enforced. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DYNCORP

By /s/ H. M. Hougen
Name: H. M. Hougen
Title: Vice President

NETWORK 1 FINANCIAL SECURITIES, INC.

By /s/ Damon Testaverde
Name: Damon Testaverde
Title: Senior Vice President